HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA 02048-9171
               Telephone (508) 337-5111  -  Fax (508) 337-5175

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               April 30, 1997

      The Annual Meeting of Stockholders of the Company will be held on April 30, 1997, at 4:00 p.m. at Le Meridien, 250 Franklin Street, Boston, Massachusetts, for the following purposes:

      1.   To elect a Board of Directors.

      2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.

      3. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on March 17, 1997, will be entitled to notice of and to vote at this meeting.



                                       Beverly L. Armell
                                       Secretary

Mansfield, Massachusetts
March 24, 1997

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                        HELIX TECHNOLOGY CORPORATION
                         Mansfield Corporate Center
                            Nine Hampshire Street
                          Mansfield, MA 02048-9171
               Telephone (508) 337-5111  -  Fax (508) 337-5175

                               PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at Le Meridien, 250 Franklin Street, Boston, Massachusetts, on April 30, 1997, at 4:00 p.m., and any adjournments thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting. This Proxy Statement, the Notice of Annual Meeting, and the form of Proxy will first be sent to stockholders on or about March 24, 1997.

      The record date for the determination of stockholders entitled to notice of and to vote at the meeting has been fixed by the Board of Directors as the close of business on March 17, 1997. As of that date there were 9,879,443 shares of Common Stock, $1.00 par value per share (the "Common Stock") of the Company outstanding and entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting.

      If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted as specified in the Proxy. Where no choice is specified, the Proxy will be voted FOR all nominees for the Board of Directors, FOR the appointment of Coopers & Lybrand L.L.P. and in accordance with the judgment of the persons named in the form of Proxy as to any other business as may properly come before the meeting. Stockholders who execute Proxies may revoke them by notifying Beverly L. Armell, the Secretary of the Company, at any time prior to the voting of the Proxies.

                                PROPOSAL ONE

                       ELECTION OF BOARD OF DIRECTORS

Nominees

      A board of seven (7) Directors will be elected by stockholders represented and entitled to vote at the meeting. Each Director shall be elected by a plurality of the votes cast at the Annual Meeting. Votes withheld, abstentions and non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will not be counted. Directors will serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Management does not contemplate that any of the nominees will be unable to serve as a Director for any reason, but if that should occur, the persons named in the form of Proxy shall have the right to vote according to their judgment for another person instead of such unavailable nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. BERMAN, BUCKLAND, GABRON AND LEPOFSKY AND DRS. SCHORR, SKINNER AND WRIGHTON TO THE BOARD OF DIRECTORS.

      The following information (except insofar as it is within the knowledge of the Company) has been obtained from the nominees:

                                                                     Shares of
                                                                   Common Stock
                                                                  of the Company
                                   Principal                       Beneficially        Percent
                                  Occupation           Director     Owned as of       of Shares
      Name           Age         or Employment          Since    March 17, 1997(1)   Outstanding
------------------------------------------------------------------------------------------------
R. Schorr Berman*     48   Administrator and             1993       1,544,950(2)        15.63%
                           Chief Executive Officer
                           of  Memorial Drive Trust,
                           a Qualified Tax-Exempt
                           Retirement Trust, and
                           President and Chief
                           Executive Officer of
                           MDT Advisers, Inc.

Arthur R. Buckland    48   President, Chief              1996           -0-              **
                           Executive Officer
                           and Chairman
                           CP Clare Corporation

Frank Gabron          66   Retired Chief Executive       1980         100,900(3)         1.02%
                           Officer of the Company

Robert J. Lepofsky*   52   President and Chief           1987         210,000(4)         2.12%
                           Executive Officer of
                           the Company

Marvin G. Schorr*     72   Chairman of the Board         1982          56,400            **
                           of the Company
                           Chairman of the Board
                           Landauer, Inc.,
                           Tech/Ops Sevcon, Inc.,
                           and Tech/Ops
                           Corporation

Wickham Skinner       73   Professor Emeritus            1972          39,000            **
                           Harvard Business
                           School

Mark S. Wrighton      47   Chancellor                    1990           5,200            **
                           Washington University,
                           St. Louis

--------------------
<F*>   Member of the Executive Committee.
<F**>  Less than 1 percent of shares outstanding.
<F1>   Includes shares of Common Stock owned by spouses and minor children of the named individuals and shares of Common Stock held by custodians for the benefit of such minor children. Depending on the facts of the individual case, beneficial ownership as to such shares may be disclaimed. Also includes shares that each named individual has the right to acquire within 60 days from March 17, 1997, through the exercise of options. The amounts listed include shares under such options as follows: Mr. Berman, 6,000; Mr. Lepofsky, 40,000; Dr.
       Skinner, 10,000; and Dr. Wrighton, 3,000.
<F2>   Includes 1,530,400 shares owned by Memorial Drive Trust of which Mr.
       Berman is Administrator and Chief Executive Officer and with respect to which he has shared voting and investment power (see
       "Stockholdings of Principal Stockholders and Management" below). Also includes 1,800 shares owned by Acorn Trust, of which Mr. Berman is trustee and with respect to which he has shared voting  and investment power. Mr. Berman disclaims beneficial ownership of these shares.
<F3>   Includes 60,000 shares owned by Mr. Gabron's wife, with respect to which shares Mr. Gabron disclaims beneficial ownership.
<F4>   Includes 20,000 shares held by Mr. Lepofsky as trustee for his children, with respect to which shares Mr. Lepofsky disclaims beneficial ownership.


      Dr. Schorr was elected Chairman of the Board of the Company in August 1996. He served as President and Chief Executive Officer of Tech/Ops, Inc., from 1962 to 1987 and Chairman of the Board of that Company from 1981 to 1987. In 1987 Tech/Ops was reorganized into three companies: Landauer, Inc., Tech/Ops Sevcon, Inc., and Tech/Ops Corporation, of which the former two are publicly owned and the latter is privately owned. Dr. Schorr is Chairman of the Board of Directors of all three companies, which are manufacturers of technology-based products and services.

      Mr. Berman has served as Administrator and Chief Executive Officer of Memorial Drive Trust since 1992, and has also served as President of MDT Advisers, Inc., an investment and asset management company, since 1988, and, additionally, as Chief Executive Officer since 1993. From 1988 to 1992, Mr. Berman served as Assistant Administrator of Memorial Drive Trust. He currently serves as a Director of Arch Communications Group, Inc. In addition, he serves on the boards of several privately held firms.

      Mr. Buckland has served as President, Chief Executive Officer and Chairman of CP Clare Corporation since September of 1993. He served as President of FourPi Systems, a privately held company, from 1990 to 1991. Prior to 1990, he served as President of Lex Electronics in the United Kingdom and held executive management positions at Schlumberger Ltd. and Texas Instruments Inc.

      Mr. Gabron served as Chairman of the Board of the Company from January 1981 through July 1996. He served as President of the Company from November 1980 to February 1987, and Chief Executive Officer of the Company from November 1980 to December 1988.

      Mr. Lepofsky has served as President of the Company since February 1987, and as Chief Executive Officer of the Company since January 1989. He was Chief Operating Officer of the Company from December 1982 to December 1988, and was Senior Vice President from December 1982 to February 1987. Prior to December 1982, Mr. Lepofsky was a Vice President of the Company for two years.

      Dr. Skinner is the James E. Robison Professor of Business
Administration Emeritus at the Graduate School of Business Administration, Harvard University, where he was a Professor for over 25 years. He serves as a Director of Wilevco, Inc., and United Timber.

      Dr. Wrighton is Chancellor of Washington University in St. Louis. He was Provost of Massachusetts Institute of Technology from 1990 until 1995, and held the Ciba-Geigy Chair in Chemistry at M.I.T. He joined the faculty at M.I.T. in 1972 as Assistant Professor of Chemistry, was appointed Associate Professor in 1976 and Professor in 1977. From 1981 until 1989, he held the Frederick G. Keyes Chair in Chemistry and was Head of the Department of Chemistry from 1987 until 1990. Dr. Wrighton also serves as a Director of Ionics, Inc., O.I.S. Optical Imaging Systems, Inc., and Cabot Corporation.

Committees of the Board

      The Board of Directors has an Audit Committee consisting of Messrs. Berman, Buckland and Gabron; a Human Resources and Compensation Committee consisting of Drs. Schorr, Skinner and Wrighton; and a Nominating Committee consisting of Dr. Skinner and Mr. Berman. The functions of the Audit Committee are to review the engagement of auditors, including the fee, scope, and timing of the audit and any other services rendered; to review policies and procedures with respect to internal controls; and to review the financial reporting process. The functions of the Human Resources and Compensation Committee include the review and approval of executive compensation and the administration and supervision of the Company's stock option and restricted stock plans. The functions of the Nominating Committee include consideration and nomination of qualified individuals as officers of the Company.

      During the year ended December 31, 1996, the Board of Directors held eight meetings, the Audit Committee held three meetings and the Human Resources and Compensation Committee held three meetings. During the year, all Directors attended at least 85 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which they served.

                           EXECUTIVE COMPENSATION

      The following table provides certain summary information concerning compensation paid by the Company for services in all capacities for fiscal years ended December 31, 1996, 1995 and 1994, to the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company (all five hereinafter referred to as the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE

                                                         Long-Term
                                                        Compensation
                                                           Awards              All Other
                                                   ---------------------      Compensation
                             Annual Compensation   Securities Underlying   ------------------
Name and                     -------------------       Stock Options        401(k)
Principal Position    Year    Salary     Bonus           (Shares)          Match(1)  Other(2)
---------------------------------------------------------------------------------------------

Robert J. Lepofsky    1996   $330,000   $ 60,000               -            $4,500    $1,617
  President & Chief   1995    300,000    125,000               -             4,500     1,444
  Executive Officer   1994    270,000     95,000               -             4,500     1,255

Gerald J. Fortier     1996    175,000          -           5,000             4,500     1,140
  Vice President      1995    170,000     25,000               -             4,500     1,089
                      1994    160,000     24,000           8,000             4,500       632

Robert E. Anastasi    1996    165,000     40,000          10,000             4,500       657
  Vice President      1995    145,000     60,000               -             4,500       331
                      1994    132,000     40,000           8,000             4,500       281

Stephen D. Allison    1996    165,000     20,000           5,000             3,332       666
  Vice President &    1995    109,096     35,000           7,500                 0       419
  Chief Financial
  Officer

Ellen S. Nelson       1996    140,000          -           5,000             4,500     9,336
  Vice President      1995    125,000     40,000          10,000             3,544       152
                      1994    110,000     33,000          12,000             2,475       121

--------------------
<F1>  Represents Company contributions under the Company's 401(k) Plan.
<F2>  Represents premiums paid by the Company for excess group life insurance in 1994, 1995 and 1996. The amount shown for Ms. Nelson in
      1996 also includes $9,153.85 in payment of accrued vacation time due.


                      OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information concerning the Grant of Stock Options (also reported in the Summary Compensation Table) under the Company's 1981 Stock Option Plan during the fiscal year ended December 31, 1996, to the Named Executive Officers.

                                                                         Potential Realizable Value at
                     Number of  Percentage of                               Assumed Annual Rates of
                    Securities  Total Options                            Stock Price Appreciation for
                    Underlying   Granted to     Exercise                        Option Term(2)
                      Options   Employees in      Price     Expiration   -----------------------------
       Name         Granted(1)   Fiscal 1996   (per share)     Date           5% ($)        10% ($)
------------------------------------------------------------------------------------------------------

Stephen D. Allison     5,000         14%         $30.00     02/13/2006       94,000         239,000
Robert E. Anastasi    10,000         29%         $30.00     02/13/2006      189,000         478,000
Gerald J. Fortier      5,000         14%         $30.00     02/13/2006       94,000         239,000
Ellen S. Nelson        5,000         14%         $30.00     02/13/2006       94,000         239,000

--------------------
<F1>  These options are excercisable in four equal annual cumulative installments beginning one year from the date of grant, which was
      February 14, 1996.
<F2>  The 5% and 10% rates used are mandated by the Securities and Exchange
      Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the values calculated by using these assumed appreciation rates. No gain to the executives is possible without an increase in the price of the Common
      Stock, which would benefit all stockholders proportionately.


              STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

      The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and the value of unexercised options held as of the end of the last fiscal year, December 31, 1996.

                                                  Number of Securities
                                                 Underlying Unexercised        Value of Unexercised
                                                     Options Held at         In-the-Money Options at
                        Shares                      December 31, 1996          December 31, 1996(2)
                     Acquired on     Value     ----------------------------------------------------------
       Name            Exercise   Realized(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------------

Robert J. Lepofsky     140,000     $4,391,250         -       160,000(3)    $      -      $4,070,000

Gerald J. Fortier       25,000        886,985         -         7,000              -          42,24

Robert E. Anastasi       2,000         67,870         -        12,000              -          42,245

Ellen S. Nelson         10,000        187,175    11,500        15,500        220,259         153,836

Stephen D. Allison           -              -     1,875        10,625          1,758           5,273

--------------------
<F1>  "Value Realized" represents the difference between the exercise price and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.
<F2>  Based on the mean between the high and low prices for the Common Stock of the Company as reported by the NASDAQ National Market on December
      31, 1996 ($28.8125), less the price to be paid upon exercise.
<F3>  Performance-related stock option. See "Compensation Committee Report"
      and "Employment Agreement." Based on 1996 performance, options for the purchase of 40,000 shares became exercisable on March 1, 1997. On that date, the difference between the exercise price and the market price with respect to the 40,000 shares was $31.125 per share.


                             RETIREMENT PROGRAM

      The following table sets forth estimated combined annual benefits under the Company's Pension Plan and the Company's Supplemental Key Executive Retirement Plan, on a straight-life annuity basis, to persons in specified compensation and years-of-service categories, as if they had retired at age 65 at December 31, 1996:

                                     Estimated Annual Pension
       Average Qualified             (Including SERP Benefits)
      Annual Compensation       Based on Years of Service Indicated
      on which Retirement    ------------------------------------------
       Benefits Are Based    10 Years   20 Years   30 Years    40 Years
-----------------------------------------------------------------------

           $150,000          $30,000    $ 60,000   $ 75,000    $ 75,000
            200,000           40,000      80,000    100,000     100,000
            250,000           50,000     100,000    125,000     125,000
            300,000           60,000     120,000    150,000     150,000
            350,000           70,000     140,000    175,000     175,000


      Pension Plan. Contributions to the Company's Pension Plan, which is a defined benefit plan, are not included in the Summary Compensation Table because such contributions are made on an actuarial basis and cannot be separately calculated. Because this Plan is overfunded, a contribution was not required and not made in 1996. Employees who are at least 21 years of age with one year of service are eligible for this Plan.

      Compensation covered by the Plan includes salary and commissions but excludes bonuses or incentive awards, if any. Benefits under the Plan as set forth in the table above are determined on a straight-life annuity basis based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits. As of December 31, 1996, Messrs. Fortier, Lepofsky and Anastasi each had accrued 18 years of benefit service under the Plan, Mr. Allison had accrued 1.7 years of such service, and Ms. Nelson had accrued 2.9 years of such service. When Mr. Fortier retired from the Company on February 14, 1997, he had 18.1 years of benefit service under the Plan and was fully vested with respect to those benefits. When Ms. Nelson left the Company's employ on February 21, 1997, she had 2.9 years of benefit service under the Plan but was not vested with respect to such benefits.

      Supplemental Key Executive Retirement Plan. In 1992 the Company adopted a Supplemental Key Executive Retirement Plan which is designed to supplement benefits paid to participants under Company-funded tax-qualified retirement plans which benefits are otherwise limited with respect to highly paid employees by the Internal Revenue Code. In general, the plan provides that participants with 25 or more years of service who have reached the age of 65 at the time of retirement will receive a supplemental annual pension from the Company equal to 50 percent of the greater of such participant's
(i) average compensation (as described under "Pension Plan" above) or (ii) actual compensation during the 12 months prior to retirement, less all Company-funded retirement benefits. Benefits under the plan are reduced for participants with less than 25 years of service. The Company recorded additional retirement costs of $140,000 in connection with the plan in 1996.

                        COMPENSATION COMMITTEE REPORT

      The Human Resources and Compensation Committee of the Board of Directors (the "Committee") is composed of three independent, disinterested Directors who are not employees of the Company. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company and also reviews and determines the actual compensation of the Named Executive Officers, as well as all stock option grants and restricted stock awards to all employees. All compensation actions taken by the Committee are reported to and approved by the full Board of Directors, excluding employee Directors. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The Committee reviews and administers the Company's 1996 Equity Incentive Plan. The Committee also reviews and administers the Company's 1996 Stock Option Plan for Non-Employee Directors. The Committee regularly reviews Executive Compensation Reports prepared by independent organizations in order to evaluate the appropriateness of its Executive Compensation Program.

      The Committee uses its base salary and performance-based bonus program for the Named Executive Officers to enhance short-term profitability and stockholder value and uses stock options and restricted stock awards to enhance long-term growth in profitability, return on equity and stockholder value. In order to meet these objectives, the Committee first sets base salaries for the Named Executive Officers based on a review of base salaries among competitive peer groups and then sets target bonus awards comprising about 15 to 35 percent of total target compensation depending upon the position being reviewed. The Committee reviews the Company's annual performance plan and the individual goals and objectives of each Named Executive Officer for the ensuing fiscal year and sets incentive target bonus awards which are directly linked to the short-term financial performance of the Company as a whole and to the specific annual goals and objectives of each Named Executive Officer. In February of each year, the Committee meets to review the performance of the Company and the performance of the Chief Executive Officer and each Named Executive Officer in relation to the Company's performance plan for the fiscal year then ended and in relation to the goals set for the Chief Executive Officer and each Named Executive Officer and awards bonuses accordingly. The Committee then sets base salaries and target bonus awards for the next fiscal year. The Committee has discretion to reward extraordinary accomplishments with special bonuses. In this process the Committee first meets with the Chief Executive Officer to review the performance of the Company and the performance of each Named Executive Officer and then meets in an executive session to review the performance of all the Named Executive Officers, including the Chief Executive Officer.

      The minimum annual salary of the Chief Executive Officer is set pursuant to an employment agreement entered into by the Company and the Chief Executive Officer in December of 1989. See "Employment Agreement," page 12. The Compensation Committee may increase the minimum annual salary of the Chief Executive Officer from time to time at its discretion based upon the performance of the Company and such other factors as the Committee may determine.

      With respect to the Company's performance during 1996, the Company performed below its performance plan for that year due to the precipitous decline in orders received by the Company as a result of the slowdown in the global market for semiconductor capital equipment. While the Committee felt that the performance of the Chief Executive Officer and the Named Executive Officers in the face of this decline was exemplary, nonetheless, the Committee decided to decrease bonuses for 1996 substantially below the level of bonuses paid in prior years.

      In addition to salaries and incentive bonuses, the Committee also grants stock options to Named Executive Officers and other key employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. In 1989 the Committee granted a performance-related stock option for the purchase of 400,000 shares of Common Stock to the Chief Executive Officer which becomes exercisable ratably over 10 years, but only to the extent that the Company's earnings and return on equity increase over certain base levels. This option was granted under the Company's 1981 Employee Stock Option Plan.

      The Committee believes that the foregoing combination of base salaries, incentive bonuses, stock options and performance-related stock options has helped develop a Senior Management Group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.

      The foregoing report has been furnished by the three members of the Human Resources and Compensation Committee-Dr. Wickham Skinner (Chairman), Dr. Marvin G. Schorr and Dr. Mark S. Wrighton.

                 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the change in the cumulative total stockholder return of the Company's Common Stock against the change in the cumulative total return of the S&P Technology Sector Composite Index and the NASDAQ Composite Index for the period of five fiscal years ending December 31, 1996.

              Comparison of Five-Year Cumulative Total Return*
         Among Helix Technology Corporation, NASDAQ Composite Index
                  and S&P Technology Sector Composite Index

                                 1991   1992   1993   1994   1995   1996
                                 ---------------------------------------

HELIX                            100     81    140    347    820    639
NASDAQ COMPOSITE                 100    116    134    131    185    227
S&P HIGH TECH COMPOSITE          100    104    128    149    215    305

--------------------
<F*>   Assumes the value of the investment in Helix Technology Corporation and each index was $100 on December 31, 1991, and that all dividends were reinvested.


                           DIRECTORS' COMPENSATION

      A Director who is also a full-time employee of the Company receives no additional compensation for services as a Director. During 1996, each non-employee Director received an annual retainer fee of $23,500 ($24,500 for Committee Chairmen) payable in four equal quarterly installments.

      In addition, the Company has a stock option plan, the 1996 Stock Option Plan for Non-Employee Directors of the Company (the "1996 Directors' Plan") covering its non-employee Directors. Under the terms of the 1996 Directors' Plan, each non-employee Director, when first elected a Director at an Annual Meeting of Stockholders, receives an option to acquire 5,000 shares of Common Stock of the Company at a purchase price equal to fair market value on that date. Options are exercisable in five cumulative installments of 1,000 shares each. For each non-employee Director who remains eligible, an installment of 1,000 shares shall become exercisable immediately upon his or her election as a Director at the 1997 Annual Meeting of Stockholders (or at a subsequent Annual Meeting of Stockholders, if such Director is first elected at that time) and the remaining installments shall become exercisable upon each further reelection as a Director of the Company at a subsequent Annual Meeting of Stockholders.

                            EMPLOYMENT AGREEMENT

      In December of 1989, the Company entered into an employment agreement with Mr. Lepofsky, which runs through December 31, 1999, at a minimum annual salary which is currently at $345,000. The agreement provides for annual incentive awards in amounts to be determined by the Human Resources and Compensation Committee. The minimum annual salary may be increased from time to time at the discretion of the Human Resources and Compensation Committee. The agreement contains non-competition covenants in favor of the Company. The agreement also contains a non-qualified performance stock option granting to Mr. Lepofsky the right to purchase up to 400,000 shares of Common Stock of the Company at an option price of $3.375 per share. This option was granted under the Company's 1981 Employee Stock Option Plan. The option becomes exercisable in ten annual installments of up to 40,000 shares each, beginning on March 1, 1991, and ending on March 1, 2000, to the extent that the Company meets certain targets for return on equity and percentage increase in earnings per share over certain base levels for the prior year, or for an average of up to the prior three years, or for the first five years, or for the entire 10-year period of the agreement. On March 1, 1994, March 1, 1995, March 1, 1996, and March 1, 1997, options became exercisable for the purchase of 40,000 shares per annual installment, in each case based on the Company's performance for the preceding fiscal year. In addition, based on cumulative performance for the five-year period ending December 31, 1994, 120,000 shares also became exercisable on March 1, 1995.

      The Company's employment agreement with Mr. Lepofsky provides for certain benefits in the event of involuntary termination of his employment not for cause or in the event he terminates his employment following a change of control of the Company that is not approved by the Company's Board of Directors, and a change in a majority of the Directors. Under Mr. Lepofsky's employment agreement, in the event of his involuntary termination not for cause, or in the event of his voluntary termination following both a change of control of the Company not approved by the Board of Directors, and a change in a majority of the Directors, Mr. Lepofsky would be entitled to receive base salary continuance through December 31, 1999, or for two years, whichever period is shorter, except that the two-year limitation shall not apply in the event the Company has achieved certain specified performance targets for return on investment and percentage increase in earnings per share, or in the event that Mr. Lepofsky has ceased (prior to termination) to have general charge and supervision of the Company. In the event of a change of control of the Company not approved by the Board of Directors, followed by a change in a majority of the Directors on the Board, Mr. Lepofsky would have the right to terminate his agreement and a percentage of all remaining installments of his 400,000 share stock option would become exercisable equal to the percentage of installments that had previously become exercisable. In the event of the involuntary termination of Mr. Lepofsky's employment not for cause, a percentage of up to three remaining 40,000 share installments of his 400,000 share stock option would become exercisable, equal to the percentage of installments that had previously become exercisable.

      Any compensation payable to Mr. Lepofsky contingent on a change of control which qualifies as a parachute payment under Section 280G of the Internal Revenue Code, as amended, shall be limited to the maximum amount that may be paid to him without any part of all of such compensation being deemed an excess parachute payment under that Section. Based on his current base salary and his agreement, Mr. Lepofsky could receive a maximum (as described above) of $1,185,733 under this severance arrangement.

                                PROPOSAL TWO

                           APPOINTMENT OF AUDITORS

      The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has audited the accounts of the Company for each year since 1967. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1997.

                         STOCKHOLDINGS OF PRINCIPAL
                         STOCKHOLDERS AND MANAGEMENT

      The following tabulation shows as of March 17, 1997, (i) any person (including any partnership, syndicate, or other group) known to management to be the beneficial owner of more than 5 percent of any class of the Company's voting securities, and (ii) the total number of shares of the Company's voting securities beneficially owned by each Named Executive Officer and by all Directors and Executive Officers as a group.

                                               Amount and
                       Name and Address         Nature of
Title of                  or Title             Beneficial     Percent of
 Class               of Beneficial Owner        Ownership        Class
------------------------------------------------------------------------

Common           Memorial Drive Trust          1,530,400(1)     15.49%
                 125 CambridgePark Drive
                 Cambridge, MA  02140
Common           Robert J. Lepofsky              210,000(2)      2.12%
                 President &
                 Chief Executive Officer
Common           Stephen D. Allison                4,679(2)       **
                 Vice President &
                 Chief Financial Officer
Common           Gerald J. Fortier                34,389          **
                 Vice President(3)
Common           Robert E. Anastasi               23,570(2)       **
                 Vice President
Common           Ellen S. Nelson                  18,818          **
                 Vice President(4)
Common           All Directors and Executive     561,706(2)      5.65%
                 Officers as a group(13)

--------------------
<F**>  Less than 1 percent of shares outstanding.
<F1>   Management has been advised that the beneficial owners have sole investment and voting power with respect to the shares listed.
<F2>   Beneficial ownership also includes shares that each named individual and the Directors and Executive Officers as a group have the right to acquire within 60 days from March 17, 1997, through the exercise of options. The amounts listed include shares under such options as follows:  Mr. Lepofsky, 40,000; Mr. Allison, 3,750; Mr. Anastasi,
       4,500; and all Directors and Executive Officers as a group, 67,250.
<F3>   Mr. Fortier retired from the Company on February 14, 1997.
<F4>   Ms. Nelson left the Company's employ on February 21, 1997.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than 10 percent of Common Stock of the Company, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, Directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the two fiscal years ended December 31, 1996, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10 percent beneficial owners were complied with.

                                ANNUAL REPORT

      The Company's Annual Report to Stockholders for the year ended December 31, 1996 includes financial statements and a report and opinion of Coopers & Lybrand L.L.P. who has audited the accounts of the Company for each year since 1967. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to make a statement, if he so desires, and to respond to appropriate questions.

                                OTHER MATTERS

      Management does not know of any matters to be presented to the meeting other than as described above. If any other matters properly come before the meeting, it is intended that the holders of the Proxies will vote the Proxies upon those matters in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS

      Any stockholder proposal intended to be presented by a stockholder at the 1998 Annual Meeting of Stockholders must be received by the Company no later than November 25, 1997.

                          EXPENSES OF SOLICITATION

      The cost of preparing, assembling, and mailing Proxy materials will be borne by the Company. In addition to solicitation by use of the mails, the Company may request brokers and banks to forward copies of Proxy materials to persons for whom they hold Common Stock and to obtain authority for the execution and delivery of Proxies. Several officers and employees of the Company may request the return of the Proxies by telephone, facsimile and personal interview.


                                       Beverly L. Armell
                                       Secretary

March 24, 1997

                          FIRST SIDE OF PROXY CARD






                                 DETACH HERE

                        HELIX TECHNOLOGY CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P         The undersigned hereby appoints Robert J. Lepofsky and Beverly L.
   Armell and each of them as Proxies of the undersigned, each with the R power to appoint a substitute, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders to be O held on April 30, 1997, or any adjournment thereof, and there to vote all the shares of Helix Technology Corporation held of record by the X undersigned on March 17, 1997, as directed on the reverse side hereof.
   IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND Y FOR PROPOSAL 2. If any nominee for Director is unable or unwilling to serve, the shares represented hereby will be voted for another person in accordance with the judgment of the Proxies named herein.

         In addition, in their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.


             (IMPORTANT--TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                     ______________________
                                                     |  SEE REVERSE SIDE  |
                                                     ----------------------



                          SECOND SIDE OF PROXY CARD


HELIX                                                       THIS IS YOUR PROXY.
                                                        YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your Proxy in the enclosed envelope.




                       COMPANY HIGHLIGHTS DURING 1996

*   During 1996, the Company reported record revenues of $128.4 million.

*   The Company's Net Income for 1996 increased to $22 million.

* Earnings Per Share for 1996 were $2.20, up from $2.10 in 1995 and $1.08 in 1994.

* The Company's regular quarterly dividend rate was increased to $0.35 per common share.



                                 DETACH HERE

[x]  Please mark
     votes as in
     this example.


1. Election of Directors
   Nominees: R. Berman, A. Buckland,
   F. Gabron, R. Lepofsky, M. Schorr,
   W. Skinner, M. Wrighton

   [  ]  FOR       [  ]  WITHHELD
         ALL             FROM
         NOMINEES        ALL
                         NOMINEES


[  ] _______________________________________
      For all nominees except as noted above



                                        FOR   AGAINST   ABSTAIN
2. Ratification of Coopers & Lybrand,   [ ]   [ ]       [ ]
L.L.P., as independent accountants.



MARK HERE   [  ]    MARK HERE   [  ]
FOR ADDRESS         IF YOU PLAN
CHANGE AND          TO ATTEND
NOTE AT LEFT        THE MEETING



Please sign exactly as your name
appears. If acting as attorney,
executor, trustee, or in other
representative capacity, sign name
and title.



Signature: _______________  Date: ____  Signature: _______________ Date: ____